                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                                   COHR INC.
                                       BY

                          TCF ACQUISITION CORPORATION
                               WHICH IS OWNED BY

                           THREE CITIES FUND II, L.P.
                                      AND

                         THREE CITIES OFFSHORE II C.V.
                                      FOR

   $5.375 NET PER SHARE (OR, UNDER SOME CIRCUMSTANCES, $6.375 NET PER SHARE)

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
         ON WEDNESDAY, FEBRUARY 3, 1999, UNLESS THE OFFER IS EXTENDED.

    THIS OFFER IS BEING MADE IN ACCORDANCE WITH A PLAN AND AGREEMENT OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF DECEMBER 24, 1998 , BETWEEN COHR INC. (THE "COMPANY") AND TCF ACQUISITION CORPORATION (THE "PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY (1) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND A MERGER OF THE COMPANY AND THE PURCHASER (THE "MERGER") IN WHICH, IF THE MERGER TAKES PLACE, THE STOCKHOLDERS OF THE PURCHASER WILL BECOME THE SOLE STOCKHOLDERS OF THE MERGED COMPANY AND THE STOCKHOLDERS OF THE COMPANY (OTHER THAN THE PURCHASER AND ITS STOCKHOLDERS) WILL RECEIVE THE SAME AMOUNT OF CASH PER COMMON SHARE AS IS PAID FOR SHARES PURCHASED THROUGH THE OFFER, (2) HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND (3) RECOMMENDS THAT HOLDERS OF THE COMMON SHARES TENDER THEIR SHARES IN RESPONSE TO THE OFFER. THREE CITIES FUND II, L.P. AND THREE CITIES OFFSHORE II C.V. (THE "THREE CITIES FUNDS"), WHICH CURRENTLY OWN ALL THE STOCK OF THE PURCHASER, HAVE GUARANTEED ALL THE PURCHASER'S OBLIGATIONS TO MAKE PAYMENTS UNDER THE MERGER AGREEMENT.

    THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, NOR IS IT CONDITIONED ON THE ABILITY OF THE PURCHASER TO OBTAIN FINANCING (BUT IT IS SUBJECT TO SOME CONDITIONS -- SEE SECTION 11). THE THREE CITIES FUNDS ALREADY OWN MORE THAN 48% OF THE OUTSTANDING COMMON SHARES AND THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS, WHO OWN MORE THAN 2% OF THE OUTSTANDING COMMON SHARES, HAVE AGREED TO TENDER THEIR SHARES IN RESPONSE TO THE OFFER OR VOTE IN FAVOR OF THE MERGER. THEREFORE, THE MERGER CAN BE APPROVED EVEN IF NO OTHER STOCKHOLDER VOTES IN FAVOR OF IT. HOWEVER, THE PURCHASER HAS AGREED NOT TO CARRY OUT THE MERGER UNLESS, AFTER IT PURCHASES THE SHARES WHICH ARE TENDERED IN RESPONSE TO THE OFFER, IT AND ITS STOCKHOLDERS OWN AT LEAST 85% OF THE COMMON SHARES.

    THE PURCHASER HAS AGREED TO INCREASE THE TENDER OFFER CONSIDERATION BY $1.00 PER SHARE IF, PRIOR TO THE EXPIRATION TIME, THE STOCKHOLDER SUITS CURRENTLY PENDING AGAINST THE COMPANY ARE SETTLED ON A BASIS WHICH WILL NOT REQUIRE THE COMPANY TO PAY MORE THAN $3.0 MILLION (NET OF ANY INSURANCE PROCEEDS).

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

    Any stockholder who wishes to tender Common Shares should complete and sign a Letter of Transmittal (or a facsimile of one) in accordance with the instructions set forth in the Letter of Transmittal and (A) mail or deliver it, together with the certificate(s) representing the tendered Common Shares (the "Share Certificates") and any other required documents, to the Depositary named on the back cover of this Offer to Purchase or (B) tender the Shares using the procedures for book-entry transfer described in Section 9. A stockholder whose Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the broker, dealer, commercial bank, trust company or other nominee if the stockholder wishes to tender Shares.

    A stockholder who wishes to tender Common Shares but whose certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender the Common Shares by following the procedures for guaranteed delivery described in Section 9.

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal, or other tender offer materials, may be directed to the Information Agent at its address and telephone number set forth on the back cover. Holders of Common Shares may also contact brokers, dealers or banks for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials.
                            ------------------------

January 4, 1999

                               TABLE OF CONTENTS

INTRODUCTION.....................................................     1
SPECIAL FACTORS..................................................     4
1.   Background of the Offer; Contacts with the Company..........     4
2.   Purpose of the Offer and the Proposed Merger; Plans for the
     Company.....................................................     5
3.   Certain Federal Income Tax Consequences.....................     7
4.   Certain Effects of the Transaction..........................     8
5.   Fairness of the Transaction.................................     9
6.   Reports, Opinions, Appraisals and Certain Negotiations......    10
THE TENDER OFFER.................................................    10
7.   Terms of the Offer..........................................    10
8.   Acceptance for Payment and Payment for Shares...............    11
9.   Procedures for Tendering Shares.............................    12
10.  Withdrawal Rights...........................................    15
11.  Conditions of the Offer.....................................    16
12.  Price Range of Shares.......................................    17
13.  Certain Information Concerning the Company..................    17
14.  Certain Information Concerning the Purchaser and the Three
     Cities Funds................................................    18
15.  Source and Amount of Funds..................................    19
16.  The Merger..................................................    20
17.  Dividends and Distributions.................................    23
18.  Certain Legal Matters; Regulatory Approvals.................    23
19.  Fees and Expenses...........................................    24
20.  Miscellaneous...............................................    24
SCHEDULE I.......................................................   I-1
SCHEDULE II......................................................  II-1

TO THE HOLDERS OF COMMON STOCK OF COHR INC.:

                                  INTRODUCTION

     TCF Acquisition Corporation (the "Purchaser"), a Delaware corporation which, at the date of this document, is wholly owned by Three Cities Fund II, L.P. and Three Cities Offshore II C.V. (the "Three Cities Funds"), hereby offers to purchase all the outstanding shares of common stock, par value $0.01 per share ("Common Shares" or "Shares"), of COHR Inc. (the "Company"), a Delaware corporation, for $5.375 per Common Share (which will be increased to $6.375 per share if pending Stockholder Suits are settled before the Offer expires on a basis which will not require the Company to pay more than $3.0 million, net of any insurance proceeds), net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which terms and conditions constitute the "Offer Documents"). The Offer will expire at 12:00 Midnight, New York City time, on February 3, 1999 (the "Expiration Time") unless the offer is extended. At the Company's request, the Purchaser will extend the Offer by up to 120 days (and, under some circumstances, up to 210 days) to permit the Stockholder Suits to be settled and the settlement to receive preliminary Court approval. Unless the context otherwise requires, all references in this Offer to Purchase to "Common Shares" or "Shares" shall be deemed to refer also to the preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 23, 1998, between the Company and ChaseMellon Shareholder Services LLC (the "Rights Agreement").

     If, after the Purchaser purchases all the Shares which are properly tendered in response to the Offer and not withdrawn, the Purchaser, the Three Cities Funds and any other stockholders of the Purchaser own at least 85% of the outstanding Common Shares, the Purchaser and its stockholders will take all steps in their power (including voting their Common Shares) to cause the Purchaser to be merged with the Company (the "Merger") in a transaction in which the stockholders of the Purchaser will own all the stock of the corporation which results from the Merger (essentially, the Company), and the other stockholders of the Company will receive the same amount of cash per Share as is paid for Shares tendered in response to the Offer (unless particular stockholders elect to exercise statutory rights to demand appraisal of their Common Shares). If, after the Purchaser purchases all the Shares which are properly tendered in response to the Offer and not withdrawn, the Purchaser and its stockholders do not own at least 85% of the outstanding Shares, the Purchaser will not cause the Merger to take place and will not for at least three years engage in any other business combination with the Company unless the business combination is approved by the Company's Board of Directors and by holders of at least 66 2/3% of the Shares the Purchaser and its affiliates do not own.

     The Purchaser has agreed that if, prior to the Expiration Time, five pending Stockholder Suits, and any other stockholder suits relating to the matters which are the subject of the five Stockholder Suits, are settled on a basis which will not require the Company to pay (net of any insurance proceeds to which the Company's insurers have agreed in writing) more than a total of $3.0 million for damages, indemnification of other defendants, fees and expenses of plaintiff's counsel and defendants' counsel and other out of pocket expenses (but not including any sum paid to the Purchaser, the Three Cities Funds or any other stockholders of the Purchaser which are affiliated with the Three Cities Funds) the Purchaser will increase the Offer Price by $1.00 per Share to $6.375 per Share. The five Stockholder Suits are Sherleigh Associates Inc. Profit Sharing Plan v. COHR Inc., et al. in the United States District Court, Central District of California, 98-3028 JSL (BQRx); Leonard Leeds v. Umesh Malhotra, et al. in the Superior Court of the State of California, County of Los Angeles, BC189490; Marcia Zabronsky, et al. v. COHR Inc. et al. in the United States District Court, Central District of California, Western Division, 98-3493 R
(Ex); Robert Schug v. Paul Chopra, et al. in the Superior Court of the State of California, County of Los Angeles, BC190933; and Charles Bird v. COHR Inc. et al. in the United States District Court, Central District of California, 98-4177 WMB(AJWx) (collectively, the "Stockholder Suits"). As noted above, at the request of the Company's Board of Directors, the Purchaser will extend the Expiration Time for up to 120 days to permit the Stockholder Suits to be settled and the Company to obtain preliminary Court approval of the settlement, and, if a settlement agreement is signed within the 120 day extension period, the Company will extend the Expiration Time for up to an additional 90 days to permit the preliminary Court approval to be obtained. If the Offer Price is increased (i) the increased amount will be paid to all stockholders who tender Common Shares, including those who tender Shares before the Stockholder Suits are settled, and
(ii) the Purchaser will extend the Expiration Time until at least 10 business days after it publicly announces the increased Offer Price. The Company has stated that the Securities and Exchange Commission is investigating matters regarding the Company which are similar to those which are the subject of the Stockholder Suits. Resolution of that investigation, and any litigation which may result from it, is not a prerequisite to the Offer Price's being increased to $6.375 per share.

     In connection with its approval of the Merger Agreement, the Company's Board of Directors approved the Three Cities Funds' and the Purchaser's acquiring Shares without limitation as to amount, and amended the Rights Agreement so that the acquisition of Shares by the Three Cities Funds or the Purchaser would not cause Rights to be distributed to stockholders. The Three Cities Funds then acquired from two shareholder groups for $5.125 per Share a total of 48.3% of the outstanding Common Shares, plus an assignment of those shareholder groups' claims with regard to the matters which are the subject of the Stockholder Suits (including their rights in the Stockholder Suits). The purpose of the Offer and the Merger is to enable the Purchaser to acquire all the Common Shares which the Three Cities Funds (and anybody else who becomes a stockholder of the Purchaser) do not already own. However, as noted above, the Purchaser has agreed that, unless after it purchases the Shares which are properly tendered in response to the Offer and not withdrawn, the Purchaser and its affiliates own at least 85% of the outstanding Common Shares, the Purchaser will not cause the Merger to take place. Therefore, although, because the directors and executive officers of the Company, who own more than 2% of the outstanding Common Shares, have agreed to tender their Shares in response to the Offer (or, under some circumstances to retain their Shares but vote them in favor of the Merger), the Purchaser and its stockholders will be able to cast the votes required for the Merger to be approved under the Delaware General Corporation Law even if no other stockholders vote in favor of it, it is possible that the Purchaser will purchase the Shares which are properly tendered in response to the Offer and not withdrawn, but that the Merger will not take place, and therefore the stockholders of the Purchaser will not own all the outstanding stock of the Company.

     Tendering stockholders will not be required to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes as a result of the sale of Shares to the Purchaser in response to the Offer.

     Any tendering stockholder who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup Federal income tax withholding of 31% of the gross proceeds payable to the stockholder or another payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of IBJ Schroder Bank & Trust Company, as Depositary (the "Depositary"), and D.F. King & Co., Inc. as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 19.

     THE BOARD OF DIRECTORS OF THE COMPANY (1) HAS APPROVED THE OFFER AND THE MERGER WHICH MAY FOLLOW THE OFFER, (2) HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND (3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

     LEHMAN BROTHERS INC. ("LEHMAN BROTHERS"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF THE MERGER AGREEMENT, THE $5.375 IN CASH TO BE RECEIVED BY THE HOLDERS OF COMMON SHARES IN THE OFFER AND THE MERGER IS FAIR TO THOSE HOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE OPINION WILL BE INCLUDED WITH THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") WHICH WILL BE MAILED TO STOCKHOLDERS SHORTLY AFTER THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO READ THE LEHMAN BROTHERS OPINION IN ITS ENTIRETY.

     Conditions to the Offer. The Offer is subject to some conditions. They are described in Section 11. However, the Offer is not conditioned on a minimum number of Common Shares being tendered, on the Purchaser's obtaining financing or on there being no material adverse change in the Company after December 24, 1998 (the date of the Merger Agreement). The Purchaser expressly reserves the right, in its sole discretion, to waive any of the conditions to the Offer. See
Section 11.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

     1.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     On September 16, 1998 a mutual acquaintance introduced J. William Uhrig, of Three Cities Research, Inc. (the adviser to the Three Cities Funds), to Steven Ritterbush, a director of the Company. Mr. Uhrig and Mr. Ritterbush discussed the Company and the Company's desire to raise capital in order to expand its business. On September 21, 1998, there was a conference call in which Lynn Reitnouer, the Chairman of the Company, was told of the September 16 meeting and arrangements were made for representatives of Three Cities Research to visit the Company. That visit took place on October 27, 1998, and was attended by Raymond List, the Chief Executive Officer of the Company, and Donald F. Clark, the Chief Financial Officer of the Company, as well as Messrs. Ritterbush and Reitnouer. During the meeting, the representatives of Three Cities Research expressed interest in the potential for an investment in the Company by investors advised by three Cities Research and said they did not want to receive material non-public information about the Company which would impede them from purchasing Shares of the Company. Mr. List then discussed the Company's business, subject to that limitation, and the representatives of Three Cities Research described Three Cities Research, the investments in which it had been involved, and the Three Cities Funds.

     During the ensuing weeks, there were a number of conversations, primarily between Mr. Uhrig and Mr. List. Among the topics of those conversations was the fact that, according to filings with the SEC, two groups of investment funds (together, the "Funds") owned more than 50% of the outstanding Common Shares, and that the Three Cities Funds might be interested in purchasing those Shares, possibly as a first step toward an acquisition of the Company. Mr. Uhrig expressed concern that, if the Three Cities Funds were to acquire those Shares without prior approval from the Company's Board of Directors, under Section 203 of the Delaware General Corporation Law (the "DGCL") the Company would be precluded for three years from entering into a business combination transaction with the Three Cities Funds or their affiliates unless the transaction were approved by holders of at least 66 2/3% of the Shares which were not owned by the Three Cities Funds or their affiliates. On November 23, 1998, Mr. Uhrig sent a letter, in connection with a meeting of the Company's Board, asking that the Board approve entities advised by Three Cities Research purchasing more than 15% of the Company's Common Shares.

     On November 23, 1998, the Company's Board of Directors discussed the request of Three Cities Research that the Board approve the acquisition by entities advised by it of more than 15% of the outstanding Common Shares. However, it did not give that approval. Instead, the Board adopted the Rights Agreement under which, if anyone acquired or agreed or arranged to acquire more than 15% of the outstanding Common Shares, the stockholders other than the one who purchased 15% or more of the outstanding Common Shares would be able to purchase for $20 Series A Junior Participating Cumulative Preferred Stock which would be equivalent to the number of Common Shares which at the time had a market value of $40, subject to the right of the Board to redeem the Rights for $.001 per Right, or to amend the Rights Agreement. Because, if the Three Cities Funds acquired more than 15% of the outstanding Common Shares, the Rights related to their shares would not be exercisable, exercise of Rights by the Company's other stockholders would have diluted the Three Cities Funds' ownership percentage to an extent which would not have been acceptable to them Therefore, the Rights Agreement, like Section 203 of the DGCL, was a serious obstacle to the Three Cities Funds' acquiring the Shares held by the Funds, or any other large holdings of the Common Shares.

     On November 24, 1998, Mr. List told Mr. Uhrig by telephone that the Board's action in adopting the Rights Agreement did not mean the Board was unwilling to consider a purchase of the Company by the Three Cities Funds, informing him that the Rights Agreement was the culmination of an ongoing deliberation by the Board. He suggested that representatives of Three Cities Research meet the members of the Board.

     On December 10, 1998, Mr. Uhrig and W. Robert Wright II, also of Three Cities Research, met with the Company's directors in a series of meetings in Southern California. They described Three Cities Research and the Three Cities Funds to the directors and discussed their desire to purchase a significant portion, and perhaps all, of the stock of the Company.

     On December 14, 1998, Mr. Reitnouer called Mr. Uhrig to schedule further discussions. The Board met by telephone on December 15, 1998 with their financial and legal advisors to discuss a possible transaction with the Three Cities Funds. Before that meeting, the Three Cities Funds had sent a letter to the Board committing that, if the Three Cities Funds purchased substantially all the Common Shares owned by the Funds, the Three Cities Funds would offer to purchase any and all the other outstanding Common Shares for a price at least as high as the highest price the Three Cities Funds paid to the Funds. On December 16, 1998, Messrs. Uhrig and Wright returned to Los Angeles, where they met with Mr. Reitnouer and an attorney for the Company, with a representative of Lehman Brothers and an attorney for the Three Cities Funds participating by telephone. During the meeting, Mr. Reitnouer emphasized the Board's strong desire to protect minority stockholder interests if the Three Cities Funds purchased the Shares owned by the Funds.

     Later in the day, the Board met by telephone, and again discussed the Three Cities Funds' desire to acquire the Company's stock. The Purchaser and the Three Cities Funds understand that the Board met again by telephone on December 17, 1998. Following that meeting, Mr. Reitnouer told the representatives of the Three Cities Funds that the Board authorized management to proceed with negotiating the price and other terms on which the Three Cities Funds would solicit tenders of Common Shares from stockholders other than the Funds and enter into a cash merger with the Company.

     Drafts of a Merger Agreement were then prepared by attorneys for the Three Cities Funds, and there were extensive discussions over the next several days of the terms of the Merger Agreement, and particularly of the amount of the Offer Price and how it might be increased if the Stockholder Suits were settled on a specified basis.

     The Board met on December 23, 1998. On December 23, 1998, the Board (a) approved the acquisition by each of the Three Cities Funds and by a company they formed (i.e., the Purchaser) of more than 15% of the outstanding Common Shares,
(b) approved an amendment of the Rights Agreement which would exclude the Three Cities Funds and the Purchaser from the persons whose acquisitions of more than 15% of the Common Shares might cause the Rights to become exercisable, (c) approved the Merger Agreement and the transactions contemplated by it, and (d) resolved to recommend that the Company's stockholders tender their Common Shares in response to the Offer. On the following day, (i) the Three Cities Funds purchased a total of 3,085,425 Common Shares from the Funds for $5.125 per Share plus assignment of the Funds' claims regarding the matters which are the subject of the Stockholder Suits (including their rights as members of any class of plaintiffs in the Stockholder Suits) and (ii) the Company and the Purchaser signed the Merger Agreement, under which the Purchaser agreed to seek tenders of any and all the outstanding Common Shares for $5.375 per share, which would be increased to $6.375 per share if the Stockholder Suits were settled before the Expiration Time on a basis which did not require the Company to pay, net of any insurance proceeds, more than $3,000,000, and to pay the same amount per share in the Merger to stockholders other than the Purchaser. The price the Three Cities Funds paid to the Funds was substantially higher than the market price of the Common Shares at the time of the transaction. On December 23, 1998 (the day before the Three Cities Funds purchased the Common Shares from the Funds and executed the Merger Agreement), the closing price of the Common Shares was $3.90625 per Share. On December 24, 1998, the trading prices of the Common Shares before the Three Cities Funds' purchase of the Common Shares from the Funds were between $3.875 and $4.25 per share.

     2.  PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer and the Merger is to enable the Three Cities Funds (and possibly a small number of additional persons) to acquire all the outstanding stock of the Company. Because of the purchases from the Funds, the Three Cities Funds own approximately 48.3% of the outstanding Common Shares, which they will be contributing to the Purchaser in exchange for additional shares of the Purchaser and which, when the Merger takes place, will become Shares of the Company. The directors and executive officers of the Company, who together own slightly more than 2% of the outstanding Common Shares, have agreed to tender their Shares in response to the Offer (unless a tender by a particular director or officer might lead to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, in which case the director or officer will vote in favor of the Merger). Therefore, there will be sufficient affirmative votes to meet the DGCL requirement (and the requirement of the Company's Certificate of Incorporation) for approval of the Merger even if no stockholders other than the Purchaser and directors or officers who have not tendered their Common Shares in response to the Tender Offer vote in favor of the Merger. However, unless the Shares purchased by the Purchaser through the Offer, together with the other Common Shares it and its stockholders own, total at least 85% of the outstanding Common Shares, (a) the Merger will not take place, and (b) the Merger Agreement will prohibit the Purchaser from carrying out a business combination with the Company during the next three years unless the business combination has been approved by the Company's Board of Directors and authorized at an annual or special meeting of stockholders of the Company, and not by written consent, by the affirmative vote of not less than 66 2/3% of the outstanding Common Shares, other than Shares owned by the Purchaser and its affiliates.

     If the Shares purchased through the Offer, together with the other Shares the Purchaser and its stockholders (including the Three Cities Funds) own, total at least 85% of the outstanding Common Shares, and the other conditions set forth in the Merger Agreement are satisfied or waived, the Purchaser is required by the Merger Agreement to take all steps in its power to effect the Merger.

     The Company may not, and may not authorize or permit its or any of its subsidiaries' officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) directly or indirectly to initiate, solicit, encourage or otherwise facilitate any inquiry or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of or tender for, all or any significant portion of the Company's equity securities or any significant portion of the assets of the Company and its subsidiaries on a consolidated basis. However, this will not prevent the Company from, in response to an acquisition proposal which the Company receives despite complying with the previous sentence and which the Company's Board determines, in good faith after consultation with its independent financial advisor, would result (if consummated in accordance with its terms) in a transaction which (i) would result in the Company's stockholders receiving cash consideration which is substantially greater than the Offer Price and (ii) would be more favorable to the Company's stockholders than the Merger, furnishing non-public information to the person, entity or group which makes the acquisition proposal and entering into discussions and negotiations with the potential acquiror.

     If the Company receives an acquisition proposal, or the Company learns that someone other than the Purchaser is contemplating soliciting tenders of Common Shares or otherwise proposes to acquire the Company or its Common Shares if the Company's stockholders do not tender their Common Shares to the Purchaser in response to the Offer or do not approve the Merger, the Company has agreed promptly to notify the Purchaser of that fact and to provide the Purchaser with all information in the Company's possession which the Purchaser reasonably requests regarding the acquisition proposal, solicitation of tenders or other proposed transaction, and the Company will promptly, from time to time, provide the Purchaser with any additional information the Company obtains regarding the acquisition proposal, the solicitation of tenders or the other proposed transaction.

     The Company may terminate the Merger Agreement if by February 1, 1999, the Company receives a proposal for a cash acquisition of the Company, or somebody commences an all cash tender offer for any and all of the outstanding Common Shares, which (x) would result in the Company's stockholders' receiving cash consideration which is substantially greater than the Offer Price, (y) is not subject to a financing contingency and is from a proposed acquiror which the Board determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction, and
(z) the Board determines in good faith after consultation with its independent financial advisor to be more favorable to the Company's stockholders than the Offer and the Merger. However, the Company may only cancel the Merger Agreement if, after the Company has received the proposal and given the Purchaser at least 10 business days' prior notice that the Merger Agreement will terminate if the Purchaser does not increase the Offer Price to an amount at least as great as the cash consideration the Company's stockholders would receive under the proposal or tender offer by the other person, (A) the Purchaser does not increase the Offer Price to an amount at least as great as the cash per share the Company's stockholders would receive as a result of the proposal or tender offer by the other person, and (B) the Company has (1) paid the Purchaser $1,720,000 and

(2) reimbursed the Purchaser (or agreed in writing to reimburse the Purchaser) for all the expenses related to the transactions which are the subject of the Merger Agreement which the Purchaser or its affiliates (including the Three Cities Funds) incurred after December 17, 1998, up to a maximum of $200,000 of expenses. If the Company notifies the Purchaser that the Merger Agreement will terminate unless the Purchaser increases the Offer Price, the Company will not be able to revoke that notice without the Purchaser's consent.

     The Purchaser has agreed that, if the Company terminates the Merger Agreement because of a proposal or tender offer by another person as described in the preceding paragraph, at the request of the Board the Purchaser will vote for the proposal or tender its Shares, and cause the Three Cities Funds to tender their Shares, in response to the tender offer.

     Effective concurrently with the execution of the Merger Agreement, the Board approved increasing the number of members constituting the entire Board from 8 to 10 and elected J. William Uhrig and W. Robert Wright II (each of whom is an employee of Three Cities Research, Inc.) to fill the two vacancies. The Merger Agreement provides that until the Purchaser purchases all the Common Shares which are properly tendered in response to the Offer and not withdrawn, or the Merger Agreement terminates, neither of the Three Cities Funds nor the Purchaser will vote any Shares or take any other action to cause (i) anyone other than J. William Uhrig and W. Robert Wright II (or replacements designated by the Purchaser) to be elected to the Company's Board, except by voting at an annual meeting of stockholders in favor of the Board's nominees for election to the Board, (ii) the number of directors constituting the entire Board to be increased or decreased, or (iii) any director to be removed from the Board other than for cause.

     3.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following summary is a general discussion of certain of the expected Federal income tax consequences of the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and published regulations, rulings and judicial decisions in effect at the date of this Offer to Purchase, all of which are subject to change. The summary does not discuss all aspects of Federal income taxation that may be relevant to a particular holder in light of his or her personal circumstances or to certain types of holders subject to special treatment under the Federal income tax laws, such as life insurance companies, financial institutions, tax-exempt organizations and non-U.S. persons. The following summary may not be applicable with respect to Shares acquired through exercise of employee stock options or otherwise as compensation. It also does not discuss any aspects of state or local tax laws or of tax laws of jurisdictions outside the United States of America.

     THE DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SALE OF THEIR SHARES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

     Sales of Shares in response to the Offer will be taxable transactions for Federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder upon sale of the Shares and the stockholder's tax basis in the Shares which are sold. Under present law, gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer.

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term or short term depending on whether the tendering stockholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by a stockholder who is an individual will generally be taxed at a maximum Federal marginal tax rate of 20%. Short term capital gains recognized by an individual will generally be taxed at the individual's ordinary income tax rate. Capital gains recognized by a tendering corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%.

     A stockholder (other than certain exempt stockholders, including all corporations and certain foreign individuals) who tenders Shares may be subject to 31% backup withholding unless the stockholder provides its taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that it is awaiting a TIN. This should be done by completing and signing the substitute Form W-9 included as part of the Letter of Transmittal. A stockholder that does not furnish its TIN also may be subject to a penalty imposed by the IRS.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from each payment to that stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     4.  CERTAIN EFFECTS OF THE TRANSACTION.

     Nasdaq National Market. The purchase of the Shares tendered in response to the Offer will reduce the number of Shares that might otherwise trade publicly and probably will significantly reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Common Shares purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of the Nasdaq Stock Market), which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders (or 300 stockholders holding round lots) and have net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Common Shares might nevertheless continue to be included in the NASD's Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists." However, if the number of holders of Common Shares falls below 300 or the number of publicly held Common Shares falls below 100,000, or if there are not at least two market makers for Common Shares, the Common Shares would no longer qualify for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Common Shares held directly or indirectly by an officer or director of the Company, or by a beneficial owner of more than 10% of the Common Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of December 28, 1998, there were approximately 80 holders of record of Common Shares and approximately 1,700 beneficial owners and 6,433,189 Common Shares were outstanding, of which the Three Cities Funds owned 3,085,425 Shares. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the NASD requirements for continued inclusion on the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for the Common Shares could be adversely affected.

     If the Common Shares no longer meet the requirements for inclusion in any tier of the Nasdaq Stock Market, quotations might or might not still be available from other sources. The extent of the public market, and availability of quotations, for the Common Shares would depend upon the number of holders of Common Stock after the purchase of the Shares tendered in response to the Offer, whether securities firms are interested in maintaining a market in the Common Shares, the possible termination of registration under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as described below, and other factors.

     Exchange Act Registration. The Common Shares are currently registered under the Exchange Act. That registration may be terminated upon application of the Company to the Securities and Exchange Commission if the Shares are not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the Common Shares. The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information the Company would be required to furnish to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement that the Company furnish a proxy statement or information statement in connection with stockholder actions pursuant to Section 14 of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See Section 18. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of those securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If, after the Purchaser purchases Shares through the Offer, the Purchaser and its stockholders own at least 85% of the outstanding Common Shares, the Purchaser intends to seek to cause the Company to terminate quotation of the Common Shares on the Nasdaq Stock Market and to apply to terminate the registration of the Common Shares under the Exchange Act as soon as practicable. As a result, the Purchaser may be able to give the required stockholder approval of the Merger (if stockholder approval is required) without the Company's sending a proxy statement or an information statement to its stockholders. Even if, after the Purchaser purchases Shares through the Offer, the Purchaser and its stockholders do not own at least 85% of the outstanding Common Shares, the Common Shares may no longer be eligible for inclusion on the Nasdaq Stock Market and the Company may be able to terminate the registration of the Common Shares under the Exchange Act. If that is the case, the Purchaser will seek to cause the Company to terminate the registration of the Common Shares under the Exchange Act as soon as practicable after they are no longer quoted on the Nasdaq Stock Market.

     5. FAIRNESS OF THE TRANSACTION. The Purchaser and the Three Cities Funds believe that the Offer and the Merger are fair to holders of Common Shares who are not affiliated with the Purchaser, the Three Cities Funds or the Company. An important reason for this belief is the fact that the $5.375 per share which the Purchaser is offering for the Common Shares in the Offer, and which holders of Common Shares will receive as a result of the Merger if it occurs, is more than 37.5% higher than the last sale price of the Common Shares reported on the Nasdaq National Market on December 23, 1998, the last full day of trading prior to the day on which the Three Cities Funds purchased 3,085,425 Common Shares from the Funds, and the Purchaser and the Company executed the Merger Agreement. It is also more than the amount the Three Cities Funds paid the Funds for their Common Shares plus assignment of their claims regarding the subject matter of the Stockholder Suits. Also, if the Stockholder Suits are settled before the Expiration Time on a basis which does not require the Company to pay more than $3,000,000 net of insurance proceeds, the Offer Price will increase to $6.375 per share, which is more than 63% higher than the last reported sale price of the Common Shares on December 23, 1998. Other factors which contribute to the Purchaser's belief that the Offer and the Merger are fair to holders of Common Shares who are not affiliated with the Purchaser, the Three Cities Funds or the Company are (a) the Purchaser and the Three Cities Funds have purchased, or agreed to acquire, all the Common Shares even if the Stockholder Suits are not settled, but the Purchaser will be increasing the Offer Price by almost 19% if the Stockholder Suits can be settled before the Offer expires on a basis which will not cost the Company more than $3,000,000, net of insurance proceeds; (b) in addition to exceeding the last reported sale price of the Common Shares on December 23, 1998 by more than 37.5% (and more than 63% if the Offer Price is increased because of settlement of the Stockholder Suits), the Offer Price exceeds by more than 91% (more than 126% if the Offer Price is increased because of settlement of the Stockholder Suits) the last reported sale price of the Common Shares as recently as December 7, 1998 (which was $2.8125 per Share); (c) the Company had a net loss of more than $27,000,000 (and an operating loss of more than $30,000,000) in the fiscal year ended March 31, 1998, and a net loss of more than $6,000,000 (and an operating loss of almost $6,500,000) during the six months ended September 30, 1998 (including a net loss of more than $5,000,000 and an operating loss of almost $5,250,000 during the three months ended September 30, 1998) and the Purchaser understands that the Company expects to have a net loss and an operating loss for the remainder of the fiscal year ending March 31, 1999; (d) if the Purchaser and its stockholders (including the Three Cities Funds) acquire all the stock of the Company through the purchase of Shares from the Funds which took place on December 24, 1998, the Offer and the Merger, the amount the Purchaser and its stockholders will have paid for the stock of the Company will exceed the Company's shareholders' equity at September 30, 1998; and (e) although the Board has exempted acquisitions of Common Shares by the Three Cities Funds and by the Purchaser from the three year prohibition against business combinations contained in Section 203 of the DGCL, the Purchaser has, in the Merger Agreement, given the Company's stockholders essentially the same protections they would have had under Section 203 of the DGCL (i.e., the Purchaser has agreed that, unless after it purchases Shares through the Offer, it and its stockholders own at least 85% if the outstanding Common Shares, neither the Purchaser nor the Three Cities Funds will for three years enter into a business combination with the Company unless the business combination is approved by the Company's Board of Directors and by the vote of at least 66 2/3% of the Common Shares not owned by the Purchaser or its affiliates).

     No representative of the Purchaser or the Three Cities Funds was a director of the Company when the Merger Agreement was negotiated. However, it is the understanding of the Purchaser and the Three Cities Funds that Lehman Brothers gave an opinion to the Company's Board of Directors regarding the fairness of the consideration being offered in the Offer and the Merger. See Item 6. Because neither the Purchaser nor the Funds had any affiliation with the Company until after the Merger Agreement was executed, the opinion of Lehman Brothers as to the fairness of the consideration being offered in the Offer and the Merger from a financial point of view was, in effect, an opinion of an unaffiliated representative acting solely on behalf of unaffiliated securityholders.

     The Purchaser and the Three Cities Funds understand that the Board of Directors of the Company unanimously approved the Offer and the Merger Agreement. Therefore, the Merger Agreement was approved by all the directors of the Company who are not employees of the Company, as well as by all the directors who are employees of the Company.

     6. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS. Neither the Purchaser nor either of the Three Cities Funds has received a report, opinion or appraisal from an outside party related to the Offer or the Merger, including, but not limited to, any such report, opinion or appraisal relating to the consideration or the fairness of the consideration being offered to holders of Common Shares or the fairness of the transaction to the Company, to the Purchaser or its stockholders (including the Three Cities Funds) or to holders of Common Shares or other securities of the Company who are not affiliates of the Company. The Schedule 14D-9, which will be filed by the Company with the SEC, copies of which will be sent to the Company's stockholders, describes an opinion of Lehman Brothers regarding the fairness of the consideration being offered in the Offer and the Merger to the Company's shareholders (other than the Funds) from a financial point of view.

                                THE TENDER OFFER

     7. TERMS OF THE OFFER. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Purchaser will accept for payment and pay for all Common Shares which are validly tendered prior to the Expiration Time and not withdrawn in accordance with Section 10. The term "Expiration Time" means 12:00 midnight, New York City time, on February 3, 1999, unless the Purchaser extends the period during which the Offer is open, in which event the term "Expiration Time" will mean the time and date at which the Offer, as extended, will expire.

     In the Merger Agreement, the Purchaser has agreed that it will not (a) decrease the number of Common Shares it is offering to purchase, (b) reduce the Purchase Price, (c) modify or add to the conditions described in Section 11, (d) change the form of consideration it is offering, or (e) extend the Offer, except as required or permitted by the Merger Agreement (which is described below).

     The Purchaser reserves the right, at any time and from time to time (except as limited by the Merger Agreement), to extend the period during which the Offer is open, by giving oral or written notice of the extension to the Depositary and by making a public announcement of it as described below. The Merger Agreement permits the Purchaser to extend the Expiration Time until up to 60 days after the date of this Offer to Purchase. It also requires the Purchaser to extend the Expiration Time until 120 days after the date of this Offer to Purchase if the Company asks the Purchaser to do so in order to permit the Company to attempt to settle the Stockholder Suits and obtain preliminary Federal court approval of the settlement, or to extend the Expiration Time to up to 210 days after the date of this Offer to Purchase if a settlement agreement is signed within the 120 days in order to obtain preliminary Federal court approval of the settlement. During any extension, all Shares previously tendered and not withdrawn will remain tendered in response to the Offer, subject to the rights of a tendering stockholder to withdraw tendered Shares. See Section 10.

     Subject to the Merger Agreement and the applicable regulations of the Securities and Exchange Commission (the "SEC"), the Purchaser reserves the right, at any time and from time to time, to (i) delay acceptance for payment of, or, regardless of whether Shares were already accepted for payment, payment for, Shares pending receipt of any regulatory or third-party approval described in Section 18 or in order to comply in whole or in part with any other applicable law, (ii) terminate the Offer and not accept for payment any Shares and if any of the conditions described to in Section 11 have not been satisfied or upon the occurrence of any of the events described in
Section 11 or (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and by making a public announcement of it, as described below.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the preceding paragraph), any Shares upon the occurrence of any of the events described in Section 11 without extending the period of time during which the Offer is open.

     The Purchaser will make a public announcement of any extension, delay, termination, waiver or amendment as promptly as practicable after it takes place. In the case of an extension, the Purchaser will make a public announcement no later than 9:00 a.m., New York City time, on the business day after the day of the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of the changes), the Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition to the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Consummation of the Offer is conditioned upon satisfaction of the conditions set forth in Section 11. The Purchaser reserves the right (but will not be obligated) to waive any or all of those conditions.

     If, prior to the Expiration Time, the Purchaser is required by the Merger Agreement, or otherwise decides, to increase the Offer Price, that increase will be applicable to all stockholders whose Shares are accepted for payment, including stockholders who tender their Shares before the Purchaser increases the Offer Price. If, at the time notice of an increase in the Offer Price is first published or otherwise given to holders of Shares, the Offer is scheduled to expire earlier than the tenth business day after (but including) the day the notice is first published or otherwise given, the Offer will be extended at least until the expiration of that ten-business-day period. The Purchaser does not expect to increase the Offer Price unless the Stockholder Suits are settled on a basis which will not require the Company to pay more than $3.0 million, net of insurance proceeds.

     The Company has given the Purchaser a stockholder list and security position listings for the purpose of enabling the Purchaser to disseminate the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     8. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares which are validly tendered (and not properly withdrawn in accordance with Section 10) prior to the Expiration Time. Shares will be accepted as soon as practicable after the later to occur of (i) the Expiration Time and (ii) the satisfaction or waiver of the conditions set forth in Section 11. Any determination concerning the satisfaction of the terms and conditions of the Offer will be in the sole discretion of the Purchaser. See Section 11. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable SEC rules, payment for, Shares in order to comply in whole or in part with any applicable law. See Section 18.

     In all cases, payment for Shares which are tendered in response to the Offer and accepted for payment will be made only after timely receipt by the Depositary of (a) the certificate(s) representing the tendered Shares (the "Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the Shares (if that procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), as described in Section 9, (b) a properly completed and duly executed Letter of Transmittal (or facsimile of one), or an Agent's Message in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal.

     An "Agent's Message" is a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility which is tendering Shares that the participant has received, and agrees to be bound by the terms of, the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the Shares for payment. Payment for Shares which are accepted will be made by deposit of the aggregate purchase price for all the Shares which are accepted for payment with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE OFFER PRICE BY REASON OF ANY DELAY IN PAYING FOR SHARES. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to pay for Shares will be satisfied and tendering stockholders must look solely to the Depositary for payment of amounts owed to them by reason of the acceptance of their Shares pursuant to the Offer. If, for any reason, acceptance for payment of or payment for any Shares tendered in response to the Offer is delayed, or the Purchaser is prevented from accepting for payment or paying for Shares which are tendered in response to the Offer, the Depositary may, nevertheless, retain tendered Shares on behalf of the Purchaser and those Shares may not be withdrawn, except to the extent the tendering stockholder exercises withdrawal rights as described in Section 10. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as the charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason, or if certificates which are submitted evidence more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned or sent, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, Shares which are not purchased will be credited to an account at that Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     IF, PRIOR TO THE EXPIRATION TIME, THE PURCHASER INCREASES THE OFFER PRICE, THE INCREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS WHOSE SHARES ARE PURCHASED THROUGH THE OFFER, INCLUDING HOLDERS WHOSE SHARES ARE TENDERED BEFORE THE OFFER PRICE IS INCREASED.

     The Purchaser reserves the right to transfer or assign, in whole, or in part from time to time, to one or more of its affiliates the right to purchase all or any portion of the Shares which are tendered in response to the Offer, but such a transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares which are validly tendered in response to the Offer and accepted for payment.

     9.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered in response to the Offer, (a) a Letter of Transmittal or a facsimile of one, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and (b) either (i) the certificates representing the tendered Shares must be received by the Depositary along with the Letter of Transmittal,
(ii) the Shares must be tendered using the procedure for book-entry transfer described below, and the Book-Entry Confirmation must be received by the Depositary prior to the Expiration Time, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL, AND OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. ITEMS WILL BE DEEMED DELIVERED ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a Letter of Transmittal or a facsimile of one, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, as well as the Book Entry Confirmation relating to the Shares, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time or the guaranteed delivery procedures described below must be followed.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY OR TO THE PURCHASER DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on Letters of Transmittal need not be guaranteed, unless, in the case of the Letter of Transmittal, the Shares to which they relate are being tendered by a registered holder of Shares who has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal. Signatures on Letters of Transmittal on which either of those boxes has been completed must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates representing Shares which are not tendered or are not accepted for payment are to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on the Share Certificate or stock powers guaranteed. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share certificates are delivered to the Depositary at different times, a properly completed and duly executed Letter of Transmittal (or facsimile of one) must accompany each delivery.

     Guaranteed Delivery. If a stockholder wishes to tender Shares in response to the Offer but the Share Certificates are not immediately available or time will not permit all required documents to reach the

Depositary prior to the Expiration Time, or the procedure for book-entry transfer cannot be completed on a timely basis, the Shares may nevertheless be tendered as follows:

          (i) the tender must be made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided with this Offer to Purchase, must be received by the Depositary before the Expiration Time; and

          (iii) the Share Certificates representing all tendered Shares, in proper form for transfer, or the Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile of one), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal must be received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

     A Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, but must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery distributed with this Offer to Purchase

     Payment for Shares which are accepted for payment will be made only after
(i) timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile of one), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, it is possible that payment will not be made to all tendering stockholders at the same time.

     Backup United States Federal Withholding Tax. Under the United States Federal income tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain stockholders. To prevent backup Federal income tax withholding, each tendering stockholder must provide the Depositary with the stockholder's correct taxpayer identification number, or certify that the stockholder is exempt from backup Federal income tax withholding, by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

     Appointment as Proxy. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as the tendering stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and with respect to any other securities issued in respect of those Shares on or after the date of this Offer to Purchase). That proxy is considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and to the extent that the Purchaser accepts the tendered Shares for payment pursuant to the Offer. When tendered Shares are accepted for payment, all prior proxies given by the stockholder with respect to the tendered Shares and any other securities issued in respect of them will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the tendered Shares and any other securities for which the appointment is effective, be empowered to exercise all voting and other rights of the tendering stockholder as they, in their sole discretion, deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Shares, the Purchaser will be able to exercise full voting rights with respect to the Shares.

     Proxies are effective only as to Shares accepted for payment pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders. Any solicitation of proxies will be made only pursuant to separate proxy soliciting materials complying with the Exchange Act.

     Determinations Regarding Tenders. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares using any of the procedures described above will be determined by the Purchaser, in its sole discretion, and the Purchaser's determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares which it determines were not in proper form or if the acceptance for payment of, or payment for, the Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions to it) will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Binding Agreement. The Purchaser's acceptance for payment of Shares tendered in response to the Offer will constitute a binding agreement by the tendering stockholder to sell, and by the Purchaser to purchase, the tendered Shares on the terms and subject to the conditions of the Offer.

     10. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 10, tenders of Shares made in response to the Offer are irrevocable. Shares tendered in response to the Offer may be withdrawn at any time prior to the Expiration Time and, unless they have been accepted for payment by the Purchaser, may also be withdrawn at any time after March 5, 1999.

     If the Purchaser extends the Offer, is delayed in its acceptance of Shares for payment or is unable to accept Shares for payment for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, retain tendered Shares on behalf of the Purchaser, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdraw them as described in this Section 10. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission of a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. A notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of those Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. After Shares are properly withdrawn, they will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Time using one of the procedures described in Section 9.

     All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     11. CONDITIONS OF THE OFFER. The Purchaser will not be required to accept for payment or, subject to any applicable SEC rules, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, the Shares which are tendered in response to the Offer if:

          (a) Any statute, rule, regulation, order or injunction has been enacted, promulgated, entered or enforced by any national or state government or governmental authority or by any United States court of competent jurisdiction, that would make the acquisition of the Shares by the Purchaser illegal or otherwise prohibit consummation of the Offer or the Merger; or

          (b) There has been (i) a general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq National Market which continued for at least three business days,
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) which continued for at least three business days, (iii) the commencement of a war or armed hostilities or any other international or national calamity directly or indirectly involving the United States, which has a significant adverse effect on the functioning of financial markets in the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions which would have a material adverse effect on the Fund's or the Purchaser's ability to pay for all the Shares which are tendered in response to the Offer and to carry out the Merger on the terms contemplated by the Merger Agreement or (v) there is a material acceleration or worsening of any of the conditions described in clauses (i) through (iv) which exists at the date of the commencement of the Offer.

          (c) Any of the representations and warranties of the Company set forth in the Merger Agreement is not true and correct as of the date of the Merger Agreement except failures to be true and correct which would not, in the aggregate, have a material adverse effect upon the Company or adversely affect the Purchaser's ownership of the Shares, the Purchaser's ability to consummate the Merger, or the ownership of the surviving corporation after the Merger;

          (d) The Purchaser or the Three Cities Funds learn that the Company's Annual Report on Form 10-K for the year ended March 31, 1998, or Quarterly Report on Form 10-Q for the six months ended September 30, 1998 was misleading in a material respect (other than with regard to matters which are the subject of the Stockholder Suits);

          (e) The Company has not performed all the obligations it is required to have performed under the Merger Agreement, except failures which (i) would, in the aggregate, not materially impair or delay the ability of the Purchaser to consummate the purchase of the Shares which are tendered in response to the Offer or the ability of the Purchaser and the Company to effect the Merger, (ii) have been caused by or result from a breach of the Merger Agreement by the Purchaser; or (iii) do not, and are not reasonably expected to, have a material adverse effect on the Company;

          (f) The Merger Agreement has been terminated in accordance with its terms; or

          (g) The Board of Directors of the Company withdraws or modifies in a manner adverse to the Purchaser the Board's approval or recommendation of the Offer or the Merger.

     The conditions set forth above are for the sole benefit of the Purchaser, and may be waived by the Purchaser, in whole or in part. Any delay by the Purchaser in exercising the right to terminate the Offer because any of the conditions are not fulfilled will not be deemed a waiver of its right to do so.

     12. PRICE RANGE OF SHARES. The Shares trade on the Nasdaq National Market under the symbol "CHRI." The following table sets forth, for the periods indicated, the high and low sales prices per Share on the Nasdaq National Market as reported by the Nasdaq National Market and the Dow Jones News Retrieval
Service:

                                                              SALES PRICE
                                                              -----------
                                                              HIGH    LOW
                                                              ----    ---
FISCAL YEAR ENDED MARCH 31, 1997
  First Quarter.............................................  $30 1/2 $15 1/2
  Second Quarter............................................   28      16 1/2
  Third Quarter.............................................   29      19 1/4
  Fourth Quarter............................................   28 1/2  22 3/8
FISCAL YEAR ENDED MARCH 31, 1998
  First Quarter.............................................  $23     $16 3/4
  Second Quarter............................................   22 1/4  13 7/8
  Third Quarter.............................................   17      10 1/2
  Fourth Quarter............................................   13       9 1/2
FISCAL YEAR ENDED MARCH 31, 1999
  First Quarter.............................................  $11 7/8 $ 4 5/8
  Second Quarter............................................    5 7/8   3
  Third Quarter through December 29, 1998...................    5 3/8   2 5/16

     On December 23, 1998, the last full day of trading before the day on which the Three Cities Funds purchased 3,085,425 Common Shares of the Purchaser and the Company signed the Merger Agreement, the last sale price of the Shares reported on the Nasdaq National Market was $3.0925 per Share. On December 31, 1998, the last full day of trading prior to the commencement of the Offer, the last sale price reported on the Nasdaq National Market was $5.125 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     13. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser nor either of the Three Cities Funds assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in those documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of that information of which neither the Purchaser nor either of the Three Cities Funds is aware.

     The Company is a Delaware corporation with its principal executive offices located at 21540 Plummer Street, Chatsworth, California 91311. According to the Company's Annual Report on Form 10-K for the year ended March 31, 1998 (the "Company 10-K"), the Company is a national outsourcing service company which provides equipment sales and servicing, group purchasing and other services to the health care industry. The Company has two lines of business: COHR MasterPlan and Purchase Connection. COHR MasterPlan is the Company's equipment sales and services division and Purchase Connection is the Company's group purchasing division.

     The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 1997 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 (the "Company 10-Q's"). More comprehensive financial information is included in the Company 10-K and the Company 10-Q and the other documents filed by the Company with the SEC, and the financial data set forth below is qualified in its entirety by reference to those reports and other documents. They may be examined and copies may be obtained from the SEC's offices in the manner set forth below.

                           COHR INC. AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     FISCAL YEARS ENDED      SIX MONTHS ENDED
                                                          MARCH 31,           SEPTEMBER 30,
                                                     -------------------    ------------------
                                                       1998       1997       1998       1997
                                                     --------    -------    -------    -------
INCOME STATEMENT DATA:
  Total Revenues...................................  $102,144    $86,221    $51,311    $50,775
  Special charges..................................    11,440                 3,627
  Operating income (loss)..........................   (30,731)     3,126     (6,496)    (1,687)
  Net income (loss)................................  $(27,338)   $ 2,326    $(6,121)   $  (754)
Net income (loss) per common share:
  Basic............................................  $  (4.25)   $  0.45    $ (0.95)   $ (0.12)
  Diluted..........................................  $  (4.25)   $  0.42    $ (0.95)   $ (0.12)
BALANCE SHEET DATA:
  Working capital..................................  $ 28,190    $49,889    $22,771    $46,899
  Total assets.....................................    56,584     85,079     46,419     85,432
  Total long-term debt (excluding current
     portion)......................................       498      1,146        357        509
  Total shareholders' equity.......................  $ 37,170    $64,508    $31,049    $63,754
  Shareholders' equity per share (1)...............  $   5.78               $  4.83

---------------
(1) Based on 6,433,189 Common Shares issued and outstanding as of March 31, 1998 and September 30, 1998, as reported in the Company 10-K and the Company 10-Q for the six months ended September 30, 1998.

     The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of those persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006. All of the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information.

     14.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE THREE CITIES
FUNDS.

     The Purchaser. The Purchaser is a Delaware corporation organized in order to enter into the transactions which are the subject of the Merger Agreement (including the Offer). The principal executive offices of the Purchaser are located at c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. The Purchaser is wholly owned by the Three Cities Funds (although at least one other substantial stockholder of the Company may become a stockholder of the Purchaser). The Purchaser does not have any significant assets or liabilities and has not engaged in activities other than those incidental to its formation and capitalization, its execution of the Merger Agreement and preparation for the Offer and the

Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     The Three Cities Funds. Three Cities Fund II, L.P., a Delaware limited partnership, is principally engaged in investing in securities selected by its investment committee. The principal executive offices of Three Cities Fund II, L.P. are located at c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. Three Cities Offshore II C.V., a Netherlands Antilles partnership, is principally engaged in investing in securities selected by its investment committee. The principal executive offices of Three Cities Offshore II C.V. are located at c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022.

     During the last 5 years none of the Purchaser's or either Three Cities Fund's officers, directors or general partners was (1) convicted in a criminal proceeding or (2) party to a civil proceeding of a judicial or administrative body and as a result of the proceeding was or is subject to a judgment enjoining future violations of or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

     Neither Three Cities Fund is subject to the informational and reporting requirements of the Exchange Act and neither Three Cities Fund is required to file reports and other information with the Commission relating to its businesses, financial condition or other matters.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and each Three Cities Fund are set forth in Schedule I.

     Except for 3,085,425 Shares acquired by the Three Cities Funds on December 24, 1998, none of the Purchaser, the Three Cities Funds or, to the best of their knowledge, any of the persons listed on Schedule I or any associate or majority owned subsidiary of any of those persons beneficially owns any equity security of the Company, and none of the Purchaser, the Three Cities Funds or, to the best of their knowledge, any of the other persons referred to above, or any of their respective directors, executive officers or subsidiaries, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, none of the Purchaser, the Three Cities Funds or, to the best of their knowledge, any of the persons listed on Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of the Purchaser, the Three Cities Funds or, to the best of their knowledge, any of the persons listed on Schedule I has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as described in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between the Three Cities Funds or the Purchaser, or their respective subsidiaries, or, to the best of their knowledge, any of the persons listed in Schedule I, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     15. SOURCE AND AMOUNT OF FUNDS. If all the outstanding Shares not owned by the Three Cities Funds or the Purchaser were tendered in response to the Offer, the Purchaser would be required to pay a total of approximately $18,250,000 ($21,600,000 if the Offer Price is increased to $6.375 per share) to purchase the tendered Shares and pay the fees and other expenses related to the Offer. See Section 19. The Purchaser expects to obtain the funds required to consummate the Offer through capital contributions or advances made by the Three Cities Funds. The Funds have guaranteed the Purchaser's obligations under the Merger Agreement, including obligations with respect to the Offer. The Three Cities Funds intend to use capital contributed by the partners of the Three Cities Funds to provide the Purchaser with the funds required to consummate the Offer.

     16.  THE MERGER.

     The Merger Agreement. The Merger Agreement requires that if, after the Purchaser purchases Shares through the Offer, the Shares owned by the Purchaser, the Three Cities Funds and any other stockholders of the Purchaser total at least 85% of the outstanding Common Shares, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged into the Company, which will be the surviving corporation of the Merger (the "Surviving Corporation"). As a result of the Merger (i) the stockholders of the Purchaser will become the sole stockholders of the Company, and (ii) all the pre-Merger stockholders of the Company, other than the Purchaser, will receive cash equal to the Offer Price (i.e., $5.375 or $6.375 per share, or whatever other amount the Purchaser pays for Shares which are tendered in response to the Offer).

     Recommendation. The Merger Agreement states that the Company's Board of Directors has (i) determined that the Merger Agreement and the transactions contemplated by it are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Company's stockholders accept the Offer, tender their Shares in response to the Offer and adopt and approve the Merger Agreement and the Merger. The Board may withdraw, modify or amend its recommendation if its legal counsel advises the Board in writing that its failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law. Each of the directors and executive officers of the Company has agreed to tender and sell his or her shares in response to the Offer, except that directors and executive officers whose sales might result in liability under Section 16(b) of the Exchange Act have agreed that if they do not tender and sell their Shares in response to the Offer, they will votes their Shares in favor of the Merger,

     Stock of the Company. AT THE EFFECTIVE TIME, (a) EACH COMMON SHARE WHICH IS NOT OWNED BY THE PURCHASER WILL BECOME THE RIGHT TO RECEIVE $5.375 OR $6.375 IN CASH, OR ANY OTHER PRICE PER SHARE PAID WITH REGARD TO THE COMMON SHARES TENDERED IN RESPONSE TO THE OFFER (WHICH MAY NOT BE LESS THAN $5.375 PER SHARE) AND (b) EACH SHARE OWNED BY THE PURCHASER (OR BY THE COMPANY OR ITS SUBSIDIARIES) WILL BE CANCELLED AND NO PAYMENT WILL BE MADE WITH RESPECT TO THOSE SHARES.

     Stock of the Purchaser. At the Effective Time, each share of common stock of the Purchaser which is outstanding immediately before the Effective Time will be converted into and become one share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). Therefore, the stockholders of the Purchaser will become the sole stockholders of the Company.

     Company Option and Warrants. At the Effective Time, each outstanding option or warrant issued by the Company will become the right to receive (i) the amount, if any, by which the Offer Price exceeds the exercise price of the option or warrant, times (ii) the number of Common Shares issuable upon exercise of the option or warrant in full.

     Stockholder Vote Required to Approve Merger. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is required to approve the Merger. The Shares owned by the Three Cities Funds, together with the Shares owned by directors or officers of the Company (who have agreed to tender their Shares in response to the Offer or to vote their Shares in favor of the Merger) would be sufficient to meet this requirement. However, the Purchaser has agreed that, unless, after it purchases the Shares tendered in response to the Offer, it, the Three Cities Funds, and any other stockholders of the Purchaser own in total more than 85% of the outstanding Common Shares, the Purchaser will not enter into a business combination with the Company for at least three years unless the business combination is approved by the Board and by holders of 66 2/3% of the Shares which are not owned by the Purchaser or its affiliates. Therefore the Merger will not take place unless, after the Purchaser purchases the Shares tendered in response to the Offer, the Purchaser, the Three Cities Funds and any other stockholders of the Purchaser own at least 85% of the outstanding Shares. If the Purchaser acquires at least 90% of the outstanding shares, stockholder approval will not be required under Section 253 of the DGCL.

     Stockholders Meeting. If approval by the Company's stockholders is required in order to consummate the Merger and, if the Shares acquired by the Purchaser through the Offer together with the Shares which its stockholders already own total at least 85% of the outstanding Common Shares, the Company will hold a special meeting of its stockholders as soon as practicable after the Expiration Time for the purpose of adopting the Merger Agreement and approving the Merger.

     Amendment of Rights Agreement. The Company amended its Rights Agreement, dated November 23, 1998, between the Company and ChaseMellon Shareholder Services LLC (The "Rights Agreement"), to exclude the Three Cities Funds and the Purchaser from the persons whose acquisitions of Common Shares could cause Rights to be distributed and become exercisable under the Rights Agreement. Therefore, neither the Offer nor the Merger will cause there to be a Distribution Date under the Rights Agreement.

     Conditions to the Merger. Neither the Company nor the Purchaser is contractually obligated to complete the Merger unless, after the Purchaser purchases the Shares tendered in response to the Offer, the Purchaser, the Three Cities Funds and any other stockholders of the Purchaser own at least 85% of the outstanding Common Shares. If that occurs, the Purchaser and the Funds will be contractually obligated to vote in favor of the Merger. The obligations of the Company to carry out the Merger will be conditioned on the Merger's being approved by the holders of a majority of the outstanding Shares. In addition, the obligations of the Company and of the Purchaser complete the Merger are subject to the conditions that: (a) the representations and warranties of the Company contained in the Merger Agreement will, except as contemplated by the Merger Agreement, be true and correct in all material respects at the Effective Time and the Company will have delivered to the Purchaser a certificate dated the date of the Effective Time; (b) the Company will have fulfilled in all material respects all its obligations under the Merger Agreement required to have been fulfilled on or before the Effective Time; (c) no order will have been entered by any court or governmental authority and be in force which invalidates the Merger Agreement or restrains the Company or the Purchaser from completing the transactions contemplated by the Merger Agreement and no action will be pending against the Company or the Purchaser relating to the transactions contemplated in the Merger Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company or the Purchaser which would be material after the Merger to the Company and its subsidiaries; (d) J. William Uhrig and W. Robert Wright II (or replacements designated by the Purchaser) will have been members of the Board at all times since the Merger Agreement was signed by the Company and the Purchaser; (e) if stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Merger will have been approved by the holders of at least a majority of the outstanding Shares; and
(f) if stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Effective Time will occur not later than 120 days after the Expiration Time unless the Effective Time is delayed until after then because of the actions of the Purchaser or its Affiliates or because of the Purchaser's failure to fulfill obligations under the Merger Agreement.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company:

          (1) by mutual consent of the Company and the Purchaser;

          (2) by the Purchaser if, without fault of the Purchaser, the Effective Time of the Merger is later than 120 days after the Expiration Time;

          (3) by the Company if (i) any of the representations and warranties of the Purchaser contained in the Merger Agreement was not complete and accurate in all material respects on the date of the Merger Agreement or
     (ii) any of the conditions to the Company's obligations to complete the Merger are not satisfied or waived by the Company prior to or on the date of the Merger;

          (4) by the Purchaser if (i) any of the representations or warranties of the Company contained in the Merger Agreement was not complete and accurate in all material respects on the date of the Merger

     Agreement, or (ii) any of the conditions to the Purchaser's obligations to complete the Merger are not satisfied or waived by the Purchaser prior to or on the date of the Merger;

          (5) by the Company if (A) it receives a Superior Proposal (as defined below) on or before February 1, 1999, (B) within 10 business days after the Company receives a Superior Proposal, the Company's Board of Directors resolves to accept the Superior Proposal unless the Purchaser will increase the Tender Offer Price to an amount at least as great as that offered in the Superior Proposal, and (C) the Company has given the Purchaser at least 10 business days' prior notice (i) of the terms of the Superior Proposal (including the amount of cash per Share the Company's stockholders will receive as a result of the Superior Proposal), and (ii) that unless the Purchaser increases the Tender Offer Price to an amount at least as great as the cash per share the Company's stockholders will receive as a result of the Superior Proposal, the Merger Agreement will terminate on the day specified in the notice, which will be after the expiration of the 10 business day period, (D) the Purchaser does not, by the termination date specified in the notice, increase the Offer Price to an amount at least as great as the cash per Share the Company's stockholders will receive as a result of the Superior Proposal, as set forth in the notice and (E) the Company has paid the Purchaser $1.72 million, and reimbursed or agreed to reimburse the Purchaser for its out of pocket expenses incurred after December 17, 1998 up to a maximum amount of $200,000. A "Superior Proposal" is an Acquisition Proposal which (A) would result in stockholders receiving cash consideration which is substantially greater than the Offer Price, (B) is not subject to a financing contingency and is from a proposed acquiror which the Board determines in good faith, after consultation with its independent financial advisor, has the financial resources necessary to carry out the transaction and (C) the Board determines in good faith after consultation with its independent financial advisor, to be more favorable to the Company's stockholders than the Merger.

          (6) by the Company if (A) on or before February 1, 1999, a tender offer is commenced by a potential acquiror for any and all the outstanding Shares for cash consideration which is substantially greater than the Offer Price, (B) the Company's Board of Directors determines in good faith and after consultation with its independent financial advisor that the offer constitutes a Superior Proposal and resolves to recommend to the Company's stockholders that they tender their Shares in response to the tender offer,
     (C) the Company has given the Purchaser at least 10 business days' prior notice, (i) of the terms of the Superior Proposal, and (ii) that unless the Purchaser increases the Offer Price to an amount at least as great as the cash consideration offered in the tender offer which is a Superior Proposal, the Merger Agreement will terminate on a date specified in the notice, which will be after the expiration of the 10 business day period and (D) the Company has paid the Purchaser $1.72 million, and reimbursed or agreed to reimburse the Purchaser for its out of pocket expenses incurred after December 17, 1998 up to a maximum of $200,000.

     The Company will not be able to withdraw a notice that it will terminate the Merger Agreement which it gives as described in conditions (5) and (6) unless the Purchaser consents to the withdrawal.

     Effect of Termination of the Merger Agreement. If the Merger Agreement is terminated, neither the Company nor the Purchaser will be required to complete the Merger. Termination of the Merger Agreement will not relieve either party of liability for any breach of the Merger Agreement which occurs before the Merger Agreement is terminated. If the Merger Agreement is terminated after the Purchaser has accepted Shares tendered in response to the Offer, the termination will not affect the Purchaser's purchase of the Shares it has accepted or its obligation to pay for those Shares.

     Acquisition Proposals. The Merger Agreement contains prohibitions against the Company's soliciting, or authorizing its officers, directors, employees or agents to solicit, acquisition proposals, and regarding what the Company may do if it receives unsolicited acquisition proposals.

     Board of Directors. Effective concurrently with the execution of the Merger Agreement, the Board approved increasing the number of members constituting the entire Board to 10 and elected J. William Uhrig and W. Robert Wright II to fill the two vacancies. The Merger Agreement provides that until the Purchaser purchases all the Common Shares which are properly tendered in response to the Offer and not withdrawn, or the Merger Agreement terminates, none of the Funds and the Purchaser will vote any Shares or take any other action to cause (i) anyone other than J. William Uhrig and Robert Wright to be elected to the Company's Board (except by voting at an annual meeting of stockholders in favor of the Board's nominees for election to the Board), (ii) the number of directors constituting the entire Board to be increased or decreased, or (iii) any director to be removed from the Board other than for cause. The Merger Agreement provides that if the Merger is consummated, the directors of the Purchaser will be the directors of the Surviving Corporation.

     Agreement to Vote or Sell Shares. If the Company terminates the Merger Agreement because of a Superior Proposal, and the Company has complied with all the requirements of the Merger Agreement with regard to a termination following a Superior Proposal (including the requirements regarding payments to the Purchaser), at the request of the Board, (a) if the Superior Proposal requires a vote of the holders of the Common Shares, the Purchaser will, and will cause the Funds to, vote all the Common Shares they own or have the power to vote in favor of the Superior Proposal or (b) if the Superior Proposal is a tender offer, the Purchaser will, and will cause the Funds to, tender in response to the tender offer all the Common Shares they own.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

     Other provisions. The Merger Agreement also contains provisions (i) requiring the Company to operate its business in the ordinary course, including maintaining the goodwill of its business and maintaining its assets in good condition, limiting the Company's borrowings and commitments for capital expenditures, precluding the Company from amending or entering into employment or severance agreements, and precluding the Company from paying dividends (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company) or taking other steps regarding its stock, until the Effective Time and (ii) requiring the Purchaser (and the corporation which survives the Merger) to indemnify directors, officers, employees, fiduciaries and agents of the Company and its subsidiaries against liability rising out of their service as directors, officers, employees or agents of the Company or its subsidiaries, or of companies with regard to which they served as directors, officers, employees or agents at the request of the Company or its subsidiaries.

     Appraisal Rights. If the Merger is consummated, holders of Shares at the Effective Time of the Merger will have rights pursuant to the provisions of
Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under
Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the Merger) and to receive payment of that fair value in cash, together with a fair rate of interest, if any. The statutory procedures include notifying the Company prior to the meeting at which the Company's stockholders vote on the Merger that the particular stockholder intends to exercise dissenter's rights and giving that stockholder's name and address. Any judicial determination of the fair value of Shares could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 is not complete. A copy of Section 262 is reprinted as Exhibit II to this Offer to Purchase. You should read Section 262 in its entirety if you are considering the possibility of seeking appraisal of your Shares.

     17. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement prohibits the Company from paying any dividends or making other distributions with regard to its stock or from issuing any Common Shares, until the Effective Time of the Merger.

     18.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed in this Offer to Purchase, based on the Company's representations and warranties in the Merger Agreement and a review of publicly available filings by the Company with the Commission, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or by the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the Purchaser to acquire and own Shares.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. This Offer to Purchase contains information required by Rule 13e-3. Also, the Purchaser and the Three Cities Funds have filed with the Commission a Transaction Statement on Schedule 13E-3. The Schedule 13E-3 and any exhibits or amendments to it may be inspected at, and copies obtained from, the places described in Section 13 (except that they will not be available at the regional offices of the Commission).

     Antitrust Compliance. The Company and the Three Cities Funds are required to make a filing with the United States Federal Trade Commission (the "FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The HSR Act requires that, before an acquisition involving companies which exceed specified sizes can take place, information must be provided to the FTC and to the Antitrust Division of the United States Department of Justice, and specified waiting periods must expire or be terminated by the FTC or the Antitrust Division.

     State Takeover Statutes. The Company is incorporated under the laws of Delaware. Section 203 of the DGCL limits ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." Prior to the execution of the Merger Agreement, the Company's Board of Directors approved the Three Cities Funds' and the Purchaser's acquiring Shares without limitation as to amount and, therefore, Section 203 of the DGCL is inapplicable to the purchase of Shares from the Funds, the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     19. FEES AND EXPENSES. Except as set forth below, neither the Purchaser nor either of the Three Cities Funds will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     In addition, the Purchaser has retained IBJ Schroder Bank & Trust Company as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     20. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any state statute. If the Purchaser becomes aware of any state statute prohibiting the making of the Offer or the acceptance of the Shares which are tendered in response to the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER WHICH IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Three Cities Funds and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, containing additional information with respect to the Offer, and the Funds or the Purchaser may file amendments to the Schedule 14D-1. The
Schedule 14D-1 and any amendments to it, including exhibits, may be inspected at, and copies may be obtained from, the places described in Section 13 (except that they will not be available at the regional offices of the Commission).

                                          TCF ACQUISITION CORPORATION

January 4, 1999

                                   SCHEDULE I

             CERTAIN INFORMATION CONCERNING THE THREE CITIES FUNDS
                               AND THE PURCHASER

     1. General. Three Cities Fund II, L.P. is a Delaware limited partnership. The general partner of Three Cities Fund II, L.P. is TCR Associates, L.P., which is also a Delaware limited partnership. The general partner of TCR Associates, L.P. is Three Cities Research, Inc., a Delaware corporation. Information with regard to the directors and executive officers of Three Cities Research, Inc. is set forth in item 2 below.

     Three Cities Offshore II C.V. is a Netherlands Antilles limited partnership. The general partner of Three Cities Offshore II C.V. is TCR Offshore Associates, L.P., which is also a Netherlands Antilles limited partnership. The general partner of TCR Offshore Associates, L.P. is Three Cities Associates, N.V., a Netherlands Antilles corporation whose sole officer, director and stockholder is J. William Uhrig. Information with regard to Mr. Uhrig is set forth in item 2 below.

     The principal address and current business address for each of the entities described in this item 1 is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022.

     2. Directors and Executive Officers of Three Cities Research, Inc. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Three Cities Research, Inc. The principal address of Three Cities Research, Inc. is 650 Madison Avenue, New York, New York 10022. Unless otherwise indicated, each such person is a citizen of the United States.

                                       PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST
NAME                                   FIVE YEARS, POSITIONS WITH THREE CITIES RESEARCH, INC. AND CERTAIN DIRECTORSHIPS
----                                   --------------------------------------------------------------------------------
J. William Uhrig.....................  Mr. Uhrig is a Director and is the Secretary of Three Cities Research, Inc. Mr.
                                       Uhrig has been Director of Three Cities Research, Inc. since 1991. Mr. Uhrig joined Three Cities Research, Inc. in 1984. From January 1993 to January 1998,
                                       Mr. Uhrig served on the Board of Directors of MLX Corp., a holding company which was a predecessor of Morton Industrial Group. From January 1997 to October 1998,
                                       Mr. Uhrig served on the Board of Directors of Family Bargain Corporation.

Williem F.P. de Vogel................  Mr. de Vogel is a Director and is the President of Three Cities Research, Inc.
                                       Mr. de Vogel has been the President of Three Cities Research, Inc. since 1982.
                                       Mr. de Vogel is a Director of Computer Associates International and Morton
                                       Industrial Group. Mr. de Vogel is a citizen of the Kingdom of The Netherlands.

Thomas G. Weld.......................  Mr. Weld is a Director and is the Treasurer of Three Cities Research, Inc. which he joined in 1993. From 1988 until 1993, Mr. Weld was an associate with McKinsey and Company, a management consulting firm. Mr. Weld was a director of Family
                                       Bargain Corporation from January 1997 to December 1998.

     3. Directors and Executive Officers of Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. The principal address of Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is c/o Three Cities Research, Inc., 650 Madison Avenue, New York, New York 10022. Unless otherwise indicated, each such person is a citizen of the United States.

                                       PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST
NAME                                   FIVE YEARS, POSITIONS WITH THE PURCHASER AND CERTAIN DIRECTORSHIPS
----                                   ------------------------------------------------------------------
J. William Uhrig.....................  Mr. Uhrig is a Director and is the President and Treasurer of the
                                       Purchaser. Mr. Uhrig's biographical information is set forth above.

W. Robert Wright II..................  Mr. Wright is a Director and is the Secretary of the Purchaser.
                                       Mr. Wright has been employed by Three Cities Research, Inc. since
                                       1992, except for a period from July 1993 to August 1995 when he was in a graduate program at Harvard University. He has been a
                                       Principal of Three Cities Research, Inc. since 1998. Before joining Three Cities Research, Inc., Mr. Wright worked for Mariott
                                       International in its strategic planning department. He is a
                                       Director of Family Bargain Corporation.

                                                                     SCHEDULE II

              Section 262 of the Delaware General Corporation Law

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholders' shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interests of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitle to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or the stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                       IBJ SCHRODER BANK & TRUST COMPANY

 By Registered or Certified       Facsimile Transmission:           By Hand or Overnight
            Mail:                                                         Delivery:
                                (for Eligible Institutions
  IBJ Schroder Bank & Trust                Only)                  IBJ Schroder Bank & Trust
           Company                                                         Company
         P.O. Box 84                  (212) 858-2611                  One State Street
    Bowling Green Station                                            New York, NY 10004
   New York, NY 10274-0084                                       Attn: Securities Processing
    Attn: Reorganization                                                Window, SC-1
         Operations
         Department

                                For Confirmation Telephone:
                                      (212) 858-2103

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495

             Banks and Brokerage Firms Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 758-5378